As filed with the Securities and Exchange Commission on July 1, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 1, 2025

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2025, we amended our amended and restated credit agreement, dated as of October 2, 2015, and previously amended on March 30, 2017, November 20, 2017, October 10, 2019, December 16, 2020, June 28, 2022, June 6, 2023, September 22, 2023 and July 12, 2024, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays, as administrative agent and collateral agent. In the remainder of this report, we refer to the amended and restated credit agreement as so amended, as our credit agreement.

The amendment reduces the revolving credit commitments from $475.0 million to $430.0 million and modifies the consolidated leverage ratio financial maintenance covenant contained in Section 6.1(a) of our credit agreement so that the consolidated leverage ratio as at the last day of any test period may not exceed the ratios indicated below:

Test Periods Ending on or about	Consolidated Leverage Ratio
June 30, 2025	7.50 to 1.00
September 30, 2025	7.50 to 1.00
December 31, 2025	7.50 to 1.00
March 31, 2026	7.50 to 1.00
June 30, 2026	7.50 to 1.00
September 30, 2026	7.50 to 1.00
December 31, 2026	7.25 to 1.00
March 31, 2027 and thereafter	7.00 to 1.00

As long as the revolving credit facility is outstanding, the amendment also further restricts the available amount (as defined in the credit agreement) of B&G Foods’ cash that may be used for restricted debt payments and investments to a maximum consolidated leverage ratio of less than or equal to 7.00 to 1.00 after giving effect to such repayment or investment (measured on the date of irrevocable redemption notice so long as payment is made within 90 days) and for restricted payments, including dividends, to a maximum consolidated leverage ratio of less than or equal to 7.25 to 1.00 after giving effect to the restricted payment (measured on the dividend declaration date so long as payment is made within 90 days).

As of June 28, 2025, the last day of our second quarter of 2025, $235.0 million aggregate principal amount of revolving credit loans remained outstanding.

A copy of the amendment to our credit agreement is filed as Exhibit 10.1 to this report. A copy of the press release issued by B&G Foods to announce the completion of the amendment is filed as Exhibit 99.1 to this report.

Item 8.01. Other Events.

During the second quarter of 2025, we repurchased $20.7 million aggregate principal amount of our 5.25% senior notes due 2027 in open market purchases at an average discounted repurchase price of 89.98% of such principal amount plus accrued and unpaid interest. As of June 28, 2025, $529.3 million aggregate principal amount of the 5.25% senior notes due 2027 remained outstanding.

A copy of the press release issued by B&G Foods to announce the foregoing is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Ninth Amendment to Credit Agreement dated as of July 1, 2025, to the Amended and Restated Credit Agreement, dated as of October 2, 2015, as amended, among B&G Foods, Inc., as borrower, the subsidiaries of B&G Foods, Inc. from time to time party thereto as guarantors, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent for the lenders and as collateral agent for the secured parties

	99.1	Press Release dated July 1, 2025

	104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: July 1, 2025	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President, General Counsel and Secretary